EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of December 21, 2022 (the “Effective Date”) is entered into among Body and Mind, Inc., a Nevada corporation (“BaM”), DEP Nevada, Inc., a Nevada corporation (“Parent”), BaM Body and Mind Dispensary NJ, Inc, a New Jersey corporation (“Merger Sub”), CraftedPlants NJ Corp., a New Jersey corporation (“Company”), and the parties who sign this Agreement as “Sellers” below (collectively, “Sellers”).

RECITALS

WHEREAS, the parties hereto intend that Merger Sub be merged with and into Company, with Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Company and the Sellers; (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (c) resolved to recommend adoption of this Agreement by the Sellers (holding all of the issued and outstanding Shares) in accordance with Title 14A Section 10-1 of the New Jersey Business Corporation Act (the “NJBCA”);

WHEREAS, following the execution of this Agreement, Company shall seek to obtain, in accordance with Title 14A: Section 10-3 of the NJBCA, a written consent of the Sellers approving this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, Parent is a direct, wholly-owned subsidiary of BaM;

WHEREAS, the respective boards of directors of BaM, Parent and Merger Sub have unanimously: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of BaM, Parent, Merger Sub and their respective stockholders; and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

"Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

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"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

“BaM” has the meaning set forth in the preamble.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New Jersey are authorized or required by Law to be closed for business.

"Certificate of Merger" has the meaning set forth in Section 2.04.

"Closing" has the meaning set forth in Section 2.02.

"Closing Date" has the meaning set forth in Section 2.02.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble.

"Company Board" has the meaning set forth in the recitals.

"Company Board Recommendation" has the meaning set forth in Section 3.02(b).

"Company Charter Documents" has the meaning set forth in Section 3.03.

"Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CRC” means the New Jersey Cannabis Regulatory Commission.

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"Direct Claim" has the meaning set forth in Section 8.04(b).

"Disclosure Schedules" means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

"Dollars or $" means the lawful currency of the United States.

"Effective Time" has the meaning set forth in Section 2.04.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any hazardous materials; or (b) any actual or alleged non-compliance with any Environmental Law.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

"Financial Statements" has the meaning set forth in Section 3.06.

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"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Indebtedness" means, without duplication and with respect to the Company, all: (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

"Intellectual Property" means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names and social media account or user names including "handles", whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein ("Trade Secrets"); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof ("Software"); and (g) all other intellectual or industrial property and proprietary rights.

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"Knowledge" means, when used with respect to the Company, the actual knowledge of any director or officer of the Company, after due inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.07.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party

“Local Authorization” shall mean Resolution No. 101-22 adopted by the Township of Lawrence County of Mercer on February 15, 2022, providing Company with the local support to conduct commercial cannabis retail operations upon Company’s receipt of the State Recreational Licenses.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), assets of the Company; (b) the Local Authorization; or (c) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or acts of God; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies.

"Material Contracts" means any Contracts which the Company is a party, or by which the Company or its assets are bound, as of the Effective Date, which either: (a) impose payment obligations on the Company in excess of five thousand dollars ($5,000) in the aggregate per contract; or (b) cannot be terminated without penalty during the six (6) month period following the Effective Date.

"Merger" has the meaning set forth in the recitals.

“Merger Cash Payment” has the meaning set forth in Section 2.09(a).

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"Merger Consideration" has the meaning set forth in Section 2.09.

“Merger Consideration Shares” has the meaning set forth in Section 2.09(b).

"Merger Sub" has the meaning set forth in the preamble.

"Parent" has the meaning set forth in the preamble.

"Parent Indemnitees" has the meaning set forth in Section 8.02.

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Milestones” has the meaning set forth in Section 2.13(c).

“Premises” means the Real Property located at 3191 U.S. Route 1 Lawrenceville, New Jersey 08648.

"Pro Rata Share" means, with respect to any Seller, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing: (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time; by (b) the aggregate number of Shares outstanding as of the Effective Time.

"Real Property" means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restated Certificate of Incorporation” of the Company has the meaning set forth in Section 2.06.

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended.

"Seller Indemnitees" has the meaning set forth in Section 8.03.

"Shares" has the meaning set forth in Section 2.08(a).

“State Recreational Licenses” has the meaning set forth in Section 2.13(a)

"Stockholder" means a holder of Company Common Stock.

"Surviving Corporation" has the meaning set forth in Section 2.01.

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"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Expenses" means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

“United States” or “U.S.” means, as the context requires, the United States of America, its territories and possessions, any state of the United States, and/or the District of Columbia.

“VWAP” means, with respect to any date of determination, the volume weighted average price per share of BaM’s common shares on the principal exchange on which BaM’s common shares are traded for the period of the twenty (20) consecutive trading days prior to such date of determination, as reported by the Canadian Securities Exchange for symbol BAMM, provided, that, the VWAP shall not be more than $0.20 per share Canadian Dollar, all subject to compliance with the policies of the Canadian Securities Exchange.

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, at the Effective Time: (a) Merger Sub will merge with and into the Company; and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the NJBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). Following the Merger, the Surviving Corporation shall be wholly owned by Parent.

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived or on such other date as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts).

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Section 2.03 Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Parent the following:

(i) resignations of all of the directors and officers of the Company in accordance with Section 5.06;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iii) a certificate of the Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Sellers approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(v) in the event there exists any certificates representing the Shares as of the Closing, such certificates shall be presented and surrendered as of the Closing Date;

(vi) a commercial lease in a form approved by BaM and Lawrence Investment Group, LLC for the Premises (the “Commercial Lease”); and

(vii) such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Parent shall deliver to Sellers the payment by wire transfer of immediately available funds in an amount equal to the aggregate Merger Cash Payment payable pursuant to Section 2.08(a).

(c) At or prior to the Closing, each Seller shall deliver to BaM Investment Agreements duly completed and executed in the form attached as Schedule 2.03.

Section 2.04 Effective Time Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Department of Treasury of the State of New Jersey in accordance with the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Department of Treasury of the State of New Jersey or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the NJBCA (the effective time of the Merger being hereinafter referred to as the "Effective Time").

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Section 2.05 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NJBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06 Certificate of Incorporation; By-laws. At the Effective Time: (a) the restated certificate of incorporation of the Company in the form set forth on Exhibit A hereto, (the “Restated Certificate of Incorporation”) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, that the name of the corporation set forth therein shall be changed to the name of the Merger Sub.

Section 2.07 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. [Hugh O’Beirne] hereby agrees to serve as an officer of the Merger Sub and Surviving Corporation and shall provide continuous cooperation as described in Section 2.13(b).

Section 2.08 Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Seller:

(a) All of the issued and outstanding shares of the Company Common Stock immediately prior to the Effective Time (the “Shares”) shall be converted into each Seller’s right to receive such Seller’s Pro Rata Share of the Merger Consideration, inclusive of the Merger Cash Payment and the conditional right to receive the Merger Consideration Shares at the respective times and subject to the satisfaction of the Post-Closing Milestones specified in Section 2.13(c) hereof.

(b) As of the Effective Time, the Shares are uncertificated. As of the Effective Time, all Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.08 shall automatically be cancelled and shall cease to exist, and each holder of Shares shall cease to have any rights with respect thereto, except the right to receive such holder’s pro rata share of the Merger Consideration

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(c) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09 Merger Consideration. As consideration for Sellers and Company agreeing to the Merger, BaM shall provide to Sellers the following (the “Merger Consideration”):

(a) On the Closing Date, BaM shall cause Parent to reimburse Sellers for a portion of their expenses incurred in operating the Company prior to the Closing Date, in the aggregate cash amount of Fifty Thousand Dollars ($50,000) (the “Merger Cash Payment”) with the remainder of expenses incurred in operating the company (approximately $120,000) paid upon funding of the project buildout.; with such payments to be made to the Sellers in the amounts set forth on Schedule 2.09;

(b) On the Closing Date, BaM shall issue to Sellers 16,666,667 shares of its common stock ($0.0001 par value), priced at the closing price of BAMM on the CSE exchange the day prior to Closing (the “Merger Consideration Shares”). Within five (5) Business Days following the Closing Date, the Merger Consideration Shares shall be issued to Sellers in accordance with Sellers’ Pro Rata Share and held by BaM’s transfer agent for the benefit of the Sellers until either: (i) all or a portion of the share certificates representing the Merger Consideration Shares are conveyed to Sellers in accordance with Section 2.13(c); and/or (ii) all or a portion of the share certificates representing the Merger Consideration Shares are cancelled and surrendered following Parent’s termination of obligations in accordance with Section 2.13(d). While BaM’s transfer agent holds the share certificates representing the Merger Consideration Shares, the Merger Consideration Shares shall be treated as issued and outstanding and owned by the Sellers, such that among other things the Sellers shall be entitled to vote on the shares represented by the Merger Consideration Shares and to receive any dividends paid with respect to the Merger Consideration Shares, provided that BaM’s transfer agent shall not release the share certificates representing the Merger Consideration Shares to physical possession of the Sellers until the Surviving Corporation achieves the Post Closing Milestones as set forth in Section 2.13(c) hereof.

(c) The Company and Sellers acknowledge and agree that:

(i) The Merger Consideration Shares shall be subject to statutory resale restrictions under applicable Canadian securities Laws;

(ii) Upon the original issuance of the Merger Consideration Shares, and until such time as the same is no longer required under applicable Canadian securities Laws, the certificates representing such securities, and all certificates other instruments issued in exchange therefor or in substitution thereof, shall bear a legend substantially in the following form:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [insert the date that is 4 months and a day after the distribution date].";

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(iii) The Merger Consideration Shares have not been and will not be registered under the Securities Act or under any U.S. state securities laws, and will only be issued to a Seller as “restricted securities” (as defined in Rule 144 under the Securities Act) in a transaction exempt from, or not subject to, the registration requirements of the Securities Act and applicable U.S. state securities laws;

(iv) Upon the original issuance of the Merger Consideration Shares, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable U.S. state securities laws, the certificates representing such securities, and all certificates other instruments issued in exchange therefor or in substitution thereof, shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

provided that, if the Merger Consideration Shares are being sold pursuant to Rule 144 under the Securities Act, if available, the legend may be removed by delivery to BaM and the registrar and transfer agent for the Merger Consideration Shares of an opinion of counsel of recognized standing in form and substance reasonably satisfactory to BaM, that such legend is no longer required under applicable requirements of the Securities Act.

Section 2.10 No Further Ownership Rights in Company Common Stock. Upon Sellers’ receipt of the Merger Consideration at the Closing, the Sellers shall be deemed to have been paid in full and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation.

Section 2.11 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

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Section 2.12 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law, provided that Parent shall provide a schedule of any proposed withholdings not later than five (5) Business Days prior to the Closing Date and shall cooperate in good faith with Sellers and the Company to eliminate or minimize any such withholdings. To the extent that amounts are so deducted and withheld by Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.13 Post-Closing Obligations; Post-Closing Milestones.

(a) Following the Closing, Parent shall use commercially reasonable efforts towards Surviving Corporation acquiring all Permits required to conduct recreational cannabis retail operations, including but not limited to a Class 5 Retail License from the CRC (the “State Recreational Licenses”). Such commercially reasonable efforts include submitting all information required with respect to the application for the State Recreational Licenses, paying all fees required in connection with such applications, responding promptly and completely for all requests for information by the CRC or other state or local Governmental Authority, and implementing all suggestions reasonably made by the CRC or other state or local Governmental Authority as a condition to issuance of the State Recreational License. Parent agrees and acknowledges that the costs associated with acquiring the State Recreational Licenses and building out the Premises shall be Parent’s sole responsibility.

(b) For a period one (1) year following the Closing Date, Sellers hereby agree to provide ongoing cooperation and assistance to Parent in connection with Surviving Corporation’s pursuit of acquiring the State Recreational Licenses. Sellers acknowledge that such cooperation shall include without limitation, in-person meetings with local and state officials, navigating compliance requirements, and assisting with application materials. All pre-approved and documented costs and expenses incurred by Sellers in furtherance of the foregoing shall be reimbursed by Parent hereunder. The Parties agree that in no event shall the Sellers be required to dedicate greater than ten (10) hours per month per individual Seller in connection with fulfilling the obligations set forth in this Section 2.13(b).

(c) The share certificates representing the Merger Consideration Shares shall only be physically conveyed to Sellers upon the Surviving Corporation’s achievement of the following (the “Post-Closing Milestones”):

(i) If, within two (2) years of the Closing Date, the Surviving Corporation’s application is approved and is granted pending license approval from the CRC, Parent shall direct BaM’s transfer agent to convey to Sellers the share certificates representing seventy percent (70%) of the Merger Consideration Shares in accordance with each Seller’s Pro Rata Share.

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(ii) If, within three (3) years of the Closing Date, the Surviving Corporation opens for business as a recreational cannabis dispensary, Parent shall direct BaM’s transfer agent to convey to Sellers the share certificates representing the remaining thirty percent (30%) of the Merger Consideration Shares in accordance with each Seller’s Pro Rata Share.

(d) If either or both of the Post-Closing Milestones are not achieved within the periods after the Closing Date referenced in Sections 2.13(c)(i) and (ii) (in either case, the “Milestone Dates”), Parent shall have the option to cancel the shares representing the Merger Consideration Shares attributable to the failed Post-Closing Milestone by delivering written notice to Sellers and in the event of such cancellation, the portion of the Merger Consideration Shares attributable to the failed Post-Closing Milestone shall be surrendered and cancelled without any further action required by the Parties. Notwithstanding the foregoing, if either or both of the Post-Closing Milestones are not achieved (or if it becomes obvious that they will not be achieved) by their respective Milestone Dates because of delays that are not caused by Sellers, Sellers may, before the applicable Milestone Dates, provide notice to Buyer, and the applicable Milestone Date will be extended to such date as is reasonably necessary for the Post-Closing Milestone to be achieved. The Parties will work together in mutual good faith to determine the dates by when the Post-Closing Milestones can be reasonably achieved.

(e) Notwithstanding the foregoing, if Parent fails to Diligently Pursue issuance of the State Recreational Licenses through the Company at any time prior to the second anniversary of the Closing Date, and Parent fails to cure such failures in accordance with this Section 2.13(e), Parent will owe to Sellers a termination fee equal to twenty-five percent (25%) of the Merger Consideration Shares (“Termination Fee”). The Termination Fee is intended to compensate Sellers for entering into this Agreement, agreeing not to independently pursue issuance of the State Recreational License, and foregoing other opportunities that will be lost upon the Closing. If the Sellers believe that Parent is no longer Diligently Pursuing issuance of the State Recreational License, Sellers will provide written notice to Parent explaining with sufficient detail how Parent has failed to Diligently Pursue the State Recreational License and providing documentary evidence consistent with such allegation (“Section 2.13(e) Notice”). Parent will then have five (5) Business Days from receiving the Section 2.13(e) Notice to respond or pay the Termination Fee. Parent may respond by objecting to the Sellers’ assertion set forth in the Section 2.13(e) Notice and identifying the actions being taken to obtain the State Recreational License, or acknowledge that it has not been Diligently Pursuing issuance of the State Recreational License, but providing a corrective plan that will be implemented within five (5) Business Days. If subsequent to Parent acknowledging its failure to Diligently Pursue a State Recreational License as set forth in the Section 2.13(e) Notice, Parent continues for such five (5) Business Day-period to fail to implement its corrective plan or Diligently Pursue the issuance of the State Recreational Licenses to Sellers’ satisfaction acting reasonably, Parent will either pay the Termination Fee or the parties can submit the dispute to a neutral third-party arbitrator, whose determination of Parent’s satisfaction of its obligations under this Section 2.13(e) will be binding on Parent and Sellers. For the purposes of this Section, the term “Diligently Pursue” or “Diligently Pursuing” as context dictates, shall mean taking all actions reasonably required to avoid any of the following from occurring: (1) unreasonable failure to submit Company’s State Recreational License application; (2) failure to respond to communications from the CRC pertaining to Company’s acquisition of State Recreational Licenses within five (5) Business Days from receipt of such communications; (3) failure to provide the CRC with documents and information it requests, provided Parent has access to and the ability to provide such requested information; or (4) failure to take such other actions as are reasonably required to successfully obtain a State Recreational License. For the avoidance of doubt, the Parties expressly agree that the Termination Fee shall only become due and payable to Sellers in connection with Parent failing to Diligently Pursue the State Recreational Licenses, irrespective of whether Parent actually obtains such State Recreational Licenses. Parent shall have no obligation to pay the Termination Fee in the event Parent Diligently Pursues the State Recreational License or otherwise complies with its obligations pursuant to this Section 2.13(e), but Parent cannot obtain a State Recreational License for any reason, including without limitation: (i) revocation of Local Authorization; (ii) rejection of the transaction set forth in this Agreement by Local Regulators; (iii) any other form of non-approval by the Local Regulators; (iv) rejection by the CRC or any other state regulators for any reason including without limitation, premises issues or zoning compliance; (v) delays with the State Recreational Licensing process or other external delays or changes to such processes; or (vi) failure by Sellers or any required third-party to timely cooperate with Parent’s application process. In the event of any delays contemplated hereunder, Parent will inform the Seller within five (5) Business Days of the event. Any such delays that prevent the Parent from obtaining a State Recreational License prior to the fulfillment date outlined in Section 9.01(b)(ii) will mutually extend the termination date by the length of such delays.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Qualification of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of New Jersey and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.02 Authority; Board Approval.

(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative unanimous vote or consent of Sellers (holding all the Shares), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby.

(b) The Company Board, by resolutions duly adopted by unanimous written consent of all directors of the Company and, not subsequently rescinded or modified in any way, has, as of the date hereof: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Sellers; (ii) approved and declared advisable the "agreement of merger" contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the NJBCA, (iii) directed that the "agreement of merger" contained in this Agreement be submitted to the Sellers for adoption, and (iv) resolved to recommend that the Sellers adopt the "agreement of merger" set forth in this Agreement (collectively, the "Company Board Recommendation") and directed that such matter be submitted for consideration of the Sellers as the holders of all issued and outstanding Shares.

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Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) require the consent, notice or other action by any Person; or (iv) otherwise affect the Local Authorization. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger and the Restated Certificate of Incorporation with the Department of Treasury of New Jersey.

Section 3.04 Capitalization. The authorized capital stock of the Company consists of 1,500 shares of Common Stock, of which 1,000 shares are issued and outstanding as of the close of business on the date of this Agreement.

Section 3.05 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 3.06 Financial Statements. The Company has not prepared any financial statements to reflect its business operations.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise ("Liabilities"), except (a) those which are set forth in Section 3.07 of the Disclosure Schedule.

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Section 3.08 Absence of Certain Changes, Events and Conditions. There has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment to the Company Charter Documents;

(c) split, combination or reclassification of any shares of its capital stock;

(d) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(e) entry into any Contract that would constitute a Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the assets or cancellation of any debts or entitlements;

(h) any capital expenditures, capital investment in, or any loan to, any other Person;

(i) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(j) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts. Section 3.09 of the Disclosure Schedules lists all Material Contracts. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

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Section 3.10 Entitlements; Real Property. The Company has acquired the Local Authorization which is validly issued by the Local Regulators. The Company has no Current Assets and does not own, nor does it lease, any Real Property.

Section 3.11 Intellectual Property. The Company owns no Intellectual Property other than the Intellectual Property identified in Section 3.11 of the Disclosure Schedule.

Section 3.12 Legal Proceedings; Governmental Orders. Except as set forth in Section 3.12 of the Disclosure Schedules, there are no Actions pending or, to the Company's Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.13 Compliance With Laws; Permits. The Company has materially complied, and is now materially complying, with all Laws applicable to it or its business, properties or assets, including the Local Authorization and any other Permits acquired as of the Effective Date. All fees and charges with respect to the Local Authorization as of the date hereof have been paid in full. Section 3.13 of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.13 of the Disclosure Schedules.

Section 3.14 Environmental Matters. The Company has not violated any Environmental Law and to the Sellers’ Knowledge, there are no outstanding Environmental Claims against the Company or Sellers.

Section 3.15 Employment Matters. Section 3.15 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof.

Section 3.16 Taxes.

(a) All income and other material Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

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(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, which claim has not been resolved.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The Company is not a party to any Action by any taxing authority. There are no pending or, to the Seller’s Knowledge, threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(g) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

Section 3.17 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct.

Section 3.18 Related Party Transactions. No executive officer or director of the Company or any person owning 5% or more of the Shares (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.20 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BAM, PARENT AND MERGER SUB

BaM, Parent and Merger Sub, jointly and severally, represent and warrant to the Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of BaM, Parent and Merger Sub. Each of BaM, Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of BaM, Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by BaM, Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of BaM, Parent or Merger Sub; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to BaM, Parent or Merger Sub.

Section 4.03 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of BaM, Parent or Merger Sub or any of their respective Affiliates.

Section 4.05 Legal Proceedings. There are no Actions pending or threatened (a) against or by Parent, Merger Sub or BaM affecting any of their properties or assets that could reasonably be expected to result in a material adverse effect against Parent, Merger Sub or BaM; or (b) against or by Parent, Merger Sub or BaM that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.06 Investment Purpose. Parent is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Parent understands and acknowledges that (a) none of the Shares have been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act, (c) none of the Shares is traded or tradable on any securities exchange or over-the-counter and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Shares and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.

Section 4.07 Issuance of Merger Consideration Shares. The Merger Consideration Shares have been duly authorized by BaM. Upon issuance in accordance with the terms hereof, the Merger Consideration Shares will be validly issued, fully paid and non-assessable shares in the capital of BaM, being entitled to all rights accorded to a holder of BaM’s common stock. The Merger Consideration Shares are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Assuming the accuracy and completeness of the representations made by the Sellers in this Agreement and in their respective Investment Agreements, the offer, issuance, sale and delivery of the Merger Consideration Shares are and will be in compliance with all applicable Canadian Securities Laws and the policies of the Canadian Securities Exchange (“CSE”).

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Section 4.08 Securities Laws Matters.

(a) BaM’s common stock is registered as a class under section 12(g) of the Exchange Act, and BaM is not in default of any material requirements of the Exchange Act or the rules and regulations promulgated thereunder.

(b) BaM has taken no action to de-register its common stock under the Exchange Act, nor has BaM received any notification from the SEC seeking to revoke such registration pursuant to section 12(j) of the Exchange Act.

(c) BaM is a “reporting issuer” or equivalent thereof in the Canadian Provinces of Ontario and British Columbia, is not on the list of reporting issuers in default under applicable Canadian securities laws and is not in default of any material requirements of any applicable Canadian securities laws or the rules and regulations of the CSE.

(d) No delisting, suspension of trading in or cease trade order with respect to any of BaM’s securities and, to the knowledge of BaM or Parent, no inquiry or investigation of any Governmental Authority, is pending, in effect or ongoing or threatened. BaM’s common stock is listed only on the CSE and quoted on the OTCQB® Venture Market and trading of the common stock is not currently halted or suspended.

(e) BaM has taken no action to cease to be a reporting issuer in Ontario or British Columbia, nor has BaM received notification from any Governmental Authority seeking to revoke the reporting issuer status of BaM.

(f) Other than as disclosed by BaM to the Company and the Sellers, BaM has, since January 31, 2020, filed all documents required to be filed by it in accordance with the Exchange Act and applicable Canadian Securities Laws, and the rules, policies and requirements of the CSE, in all material respects. BaM has timely filed with the SEC, the CSE and other applicable Governmental Authorities all material forms, reports, schedules, certifications, statements and other documents required to be filed by it under the Exchange Act, Canadian Securities Laws and, where applicable, the rules and policies of the CSE, since January 31, 2020 (the “BaM Disclosure Record”). The BaM Disclosure Record complied as filed in all material respects with the Exchange Act, applicable Canadian Securities Laws and, where applicable, the rules and policies of the CSE, and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. BaM has not filed any confidential material change report with any Governmental Authority which at the date hereof remains confidential. Other than in the ordinary course of business, there are no outstanding or unresolved comments in any comment letters from any Governmental Authorities with respect to any of the BaM Disclosure Record and, to Parent’s knowledge, none of BaM or any of the BaM Disclosure Record is subject of an ongoing audit, review, comment or investigation by any Governmental Authority or the CSE.

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(g) Each of the consolidated financial statements contained or incorporated by reference in the BaM Disclosure Record, including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a basis consistent with past practice of BaM throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BaM and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to the absence of footnotes and year-end adjustments).

Section 4.09 Full Disclosure. No representation or warranty by Parent or Merger Sub in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Sellers or any of their Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, the Company shall: (a) conduct the business of the Company in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

Section 5.02 Access to Information. From the date hereof until the Closing, the Company shall: (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

Section 5.03 No Solicitation of Other Bids. Until the earlier of the Closing or the termination of this Agreement in accordance with Article IX, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly: (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

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Section 5.04 Sellers’ Consent. The Company shall cause the Sellers to vote via unanimous written consent to approve the transactions contemplated by this Agreement as required by applicable Law and the Company Charter Documents.

Section 5.05 Notice of Certain Events. From the date hereof until the Closing, the Company shall promptly notify Parent in writing of: (a) any fact, circumstance, event or action the existence, occurrence or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, including any event or circumstance that would implicate or otherwise affect the Local Authorization, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct, or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (d) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company. Parent's receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06 Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company at least three (3) Business Days prior to the Closing.

Section 5.07 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.08 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.09 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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ARTICLE VI

TAX COVENANTS

Section 6.01 Tax Covenants.

(a) The parties hereto agree (i) to treat the transactions described herein as a reorganization described in section 368(a)(1)(A) of the Code and all the Merger Consideration Shares as stock issued in connection with the reorganization and (ii) to treat the Merger Cash Payment as a contribution of cash to the Surviving Corporation and a repayment by the Surviving Corporation of loans made to it by the Sellers, to the extent of such loans, rather than as “boot” in the reorganization (collectively the “Intended Tax Treatment”). Unless the Sellers agree otherwise, no party shall take a position inconsistent with the Intended Tax Treatment or elect not to contest a government position inconsistent with the Intended Tax Treatment unless required by a “determination” within the meaning of section 1313 of the Code or any comparable provision of state, local, or foreign law.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid 50% by Parent and 50% by the Sellers as a group (each in accordance with their Pro Rata Shares) when due.

(c) Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 6.02 Tax Indemnification. The Sellers shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.16; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company prior to the Closing; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, the Sellers shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of Sellers pursuant to this ARTICLE VI within ten (10) Business Days after final determination of liability for such Taxes by Parent or the Company.

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Section 6.03 Tax Returns. There are no Tax Returns required to be filed by Company prior to the Effective Date. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Company that are due after the Closing Date.

Section 6.04 Cooperation and Exchange of Information. The Sellers, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company.

Section 6.05 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of 3.16 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), plus sixty (60) days.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the unanimous written consent of Sellers and Parent (as the sole shareholder of the Merger Sub).

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) The Company and Parent shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of BaM, Parent and Merger Sub. The obligations of BaM, Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or BaM's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against BaM, Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.02 of the Disclosure Schedules shall have been received and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(g) The Commercial Lease is executed by the parties thereto.

(h) Each Seller shall have delivered a duly completed and executed Investment Agreement, as set forth in Section 2.03(c).

(i) BaM shall be reasonably satisfied as to Company’s confirmation that the transaction contemplated by this Agreement will not affect the Local Authorization and is otherwise approved by the Local Regulators.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of BaM, Parent and Merger Sub contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) BaM, Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

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(d) Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.16 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02(a), Section 3.04, Section 3.05, Section 3.19 shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the indemnified party to the indemnifying party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VIII, the Sellers, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the "Parent Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.16, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

(c) any claim made by any Person relating to such Person’s rights with respect to the Merger Consideration;

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(d) any Transaction Expenses, to the extent not paid or satisfied by the Company at or prior to the Closing.

Section 8.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, the Buyer shall indemnify and defend the Sellers and their respective Affiliates and their respective Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI);

Section 8.04 Indemnification Procedures.

(a) If any Parent Indemnitees or Seller Indemnitees (in either such case, the “Indemnified Party”) receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the other party (in either such case, the “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of their indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party.

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(b) Any Action by a Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of their indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of their professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c) Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.16 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.05 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Twenty Thousand Dollars ($20,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

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(b) The aggregate amount of all Losses for which the Sellers shall be liable pursuant to Section 8.02(a), shall not exceed the aggregate amount of the Merger Consideration actually received by the Sellers.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. If after payment of any indemnity payment as to a claim, the Indemnified Party receives insurance proceeds or any indemnity, contribution or other similar payment in respect of any such claim, the Indemnified Party shall reimburse the Indemnifying Party with respect such payment, less the cost, if any, to obtain such payment, to the extent that the Indemnified Party has received duplicate recovery.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party. If after payment of any indemnity payment as to a claim, the Indemnified Party realizes a Tax benefit as a result of such Loss, the Indemnified Party shall reimburse the Indemnifying Party with respect such Tax benefit less the cost, if any, to obtain such Tax benefit.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, or special or indirect damages, except with respect to Third Party Claims and then only to the extent that such punitive, incidental, consequential or special or indirect damages are awarded against the Indemnified Party and in favor of the third party claimant.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by the Company within fifteen (15) Business Days of the Company's receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2022, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within fifteen (15) Business Days of Parent's or Merger Sub's receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2022, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

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(d) by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement prior to the consummation of the Closing, this Agreement (including, without limitation, the Merger and payment of Merger consideration) shall become void and have no further force and effect, and the transactions contemplated herein shall be abandoned without any further action or Liabilities of any Party.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	CraftedPlants NJ Corp. 6608 E 2nd Street Scottsdale, Arizona 85251 E-mail: josh@bengalcap.com Attention: President
with a copy to:	Saul Ewing Arnstein & Lehr, LLP 161 North Clark Street, Suite 4200 Chicago, IL 60601 E-mail: adam.fayne@saul.com Attention: Adam Fayne
If to Parent or Merger Sub:	Body and Mind Inc. 2625 N Green Valley Pkwy, Ste 150 Henderson, NV 89014 E-mail: triphoffman@bodyandmind.com Attention: Chief Operating Officer
with a copy to:	Rimon Law 2029 Century Park East, Suite 400N Los Angeles, CA 90067 Tel/Fax: (213) 375-3811 E-mail: patrick.devine@rimonlaw.com Attention: Patrick Devine

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Section 10.02 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 10.07 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.09 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) In the event of any Action arising out of or relating to any performance required under this Agreement, or the interpretation, validity or enforceability of this Agreement, the parties hereto shall use their good faith efforts to settle the Action. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the parties. If the Action cannot be settled through negotiation within a period of seven (7) days, the parties agree to attempt in good faith to settle the Action through mediation, administered by a mediator mutually agreeable to the parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either Party to the other they shall commence arbitration as set forth in Section 10.09(c).

(c) If the parties cannot resolve the Action pursuant to the foregoing provisions, the dispute shall be settled by arbitration in Newark, New Jersey before a neutral arbitrator in accordance with the rules and regulations of the American Arbitration Association. If the parties cannot agree on a single arbitrator, each party shall appoint an arbitrator, and the two arbitrators shall agree to a third, neutral arbitrator. The parties shall share the fees and expenses of arbitration, provided however, that the arbitrator(s) shall be empowered to award costs of arbitration and attorneys' fees as part of any award. The arbitrator(s)' decision shall be final and legally binding on the parties and shall be rendered in a manner to permit enforcement of the award in any court of competent jurisdiction.

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(d) THE PARTIES HERETO UNDERSTAND THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE. AFTER EXECUTING THIS DOCUMENT, EACH PARTY UNDERSTANDS THAT IT WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE WHICH IS COVERED BY THE ARBITRATION AGREEMENT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN. INSTEAD, EACH PARTY AGREES TO SUBMIT ANY SUCH DISPUTE TO IMPARTIAL ARBITRATOR(S). NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE ARBITRATION PROVISIONS IN THIS AGREEMENT WILL NOT PREVENT ANY PARTY FROM SEEKING INJUNCTIVE RELIEF WHERE APPROPRIATE IN CONNECTION WITH THIS AGREEMENT.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: CraftedPlants NJ Corp.
By /s/ Joshua Rosen Name: Joshua Rosen Title: CEO
PARENT: DEP Nevada, Inc.
By /s/ Stephen “Trip” Hoffman Name: Stephen ‘Trip’ Hoffman Title: Authorized Signatory
MERGER SUB: BaM Body and Mind Dispensary NJ, Inc.
By /s/ Stephen “Trip” Hoffman Name: Stephen “Trip” Hoffman Title: President
SELLERS:
/s/ Hugh O’Beirne Name: Hugh O’Beirne /s/ Sanjay Tolia Name: Sanjay Tolia /s/ Jerry Derevyanny Name: Jerry Derevyanny /s/ Brad Kotansky Name: Brad Kotansky

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/s/ Vinay Tolia

Name: Vinay Tolia

/s/ Trevor Pratte

Name: Trevor Pratte

/s/ Nicolle Dorsey

Name: Nicolle Dorsey

/s/ Joshua Rosen

Name: Joshua Rosen

Bengal Impact Partners, LLC

/s/ Joshua Rosen

By: Joshua Rosen

Its: Manager

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